EXHIBIT 2

JOINT FILING AGREEMENT

We, the signatories of the statement to which this Joint Filing Agreement is attached, hereby agree that such statement is filed, and any amendments thereto filed by either or all of us will be filed, on behalf of each of us.

Dated:  November 5, 2021

DUSAN SENKYPL

By:	/s/ Dusan Senkypl

JAN BARTA

By:	/s/ Jan Barta

PALE FIRE CAPITAL SE

By:	/s/ Dusan Senkypl
Name: Dusan Senkypl
Title: Chairman of the Board

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